Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS second QUARTER 2022 Results

SANTA ANA, Calif., July 28, 2022 – First American Financial Corporation (NYSE: FAF), a premier provider of title, settlement and risk solutions for real estate transactions and the leader in the digital transformation of its industry, today announced financial results for the second quarter ended June 30, 2022.

Current Quarter Highlights

•	Earnings per diluted share of $1.01, or $1.97 excluding 96 cents of net investment losses
•	Total revenue of $2.1 billion, down 9 percent compared with last year
-	Excluding net investment losses, total revenue was $2.2 billion, up 1 percent compared with last year
•	Net investment losses of $133 million, primarily due to a decline in the fair value of marketable equity securities
•	Title Insurance and Services segment pretax margin of 11.7 percent
-	13.9 percent excluding net investment losses
•	Title Insurance and Services segment investment income of $70 million, up 49 percent compared with last year
•	Commercial revenues of $289 million, up 30 percent compared with last year
•	Specialty Insurance segment pretax margin of 3.8 percent
-	7.4 percent excluding net investment losses
•	Repurchased 3.9 million shares for a total of $227 million at an average price of $57.93
-	Through July 27, repurchased an additional 963,000 shares for a total of $52 million at an average price of $54.20
•	Board of directors approved a new $400 million share repurchase authorization
•	Debt-to-capital ratio of 29.6 percent, or 25.0 percent excluding secured financings payable of $429 million
•	Cash flow from operations of $191 million compared with $253 million last year

Selected Financial Information

($ in millions, except per share data)

	Three Months Ended
	June 30,
	2022	2021
Total revenue	$2,062	$2,266
Income before taxes	$141	$399

Net income	$109	$302
Net income per diluted share	$1.01	$2.72

Total revenue for the second quarter of 2022 was $2.1 billion, down 9 percent compared with the second quarter of 2021. Net income in the current quarter was $109 million, or $1.01 per diluted share, compared with net income of $302 million, or $2.72 per diluted share, in the second quarter of 2021. Net investment losses in the current quarter were $133 million, or 96 cents per diluted share, compared with net investment gains of $86 million, or 59 cents per diluted share, in the second quarter of last year. The

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First American Financial Reports Second Quarter 2022 Results

net investment losses in the current quarter were primarily due to a decline in the fair value of marketable equity securities, compared with net investment gains in the second quarter of last year that were primarily driven by an unrealized gain recognized on a venture investment and an increase in the fair value of marketable equity securities.

“Our second quarter business results were strong, with our title segment delivering a pretax margin of 13.9 percent, excluding net investment losses,” said Ken DeGiorgio, chief executive officer at First American Financial Corporation. “Total revenue, excluding net investment losses, was up 1 percent, as continued strength in the commercial business, growth in investment income and revenue from recent acquisitions offset the decline in residential refinance and purchase activity.

“Given the decline in residential real estate activity and uncertainty in the economic outlook, we are maintaining our focus on expense management, particularly in business units most impacted by the decline in residential transactions. While we continue to effectively manage our cost structure, we also remain steadfastly committed to investing in strategic initiatives that support our company’s growth and operational efficiency, including our digital closing and title automation initiatives, and the expansion and enhancement of the data assets that fuel them.

“In terms of capital allocation, we continued to prioritize share repurchases, acquiring 3.9 million shares for a total of $227 million during the quarter and through July 27 an additional 963,000 shares. Since the beginning of the year, we repurchased approximately 6 percent of our shares outstanding as of the end of last year. Reflecting its confidence in the long-term prospects of our company, our board recently approved a new $400 million share repurchase authorization which enhances our capital deployment flexibility going forward.”

Title Insurance and Services

($ in millions, except average revenue per order)

	Three Months Ended
	June 30,
	2022	2021
Total revenues	$2,053	$2,064

Income before taxes	$240	$358
Pretax margin	11.7%	17.3%

Title open orders(1)	257,200	329,500
Title closed orders(1)	205,000	271,100

U.S. Commercial
Total revenues	$289	$223
Open orders	35,600	37,100
Closed orders	22,000	20,200
Average revenue per order	$13,200	$11,100
(1) U.S. direct title insurance orders only.

Total revenues for the Title Insurance and Services segment during the second quarter were $2.1 billion, down 0.5 percent compared with the same quarter of 2021. Direct premiums and escrow fees

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First American Financial Reports Second Quarter 2022 Results

were up 1 percent compared with the second quarter of 2021, driven by a 33 percent increase in the average revenue per direct title order closed that was largely offset by a 24 percent decline in the number of direct title orders closed. The average revenue per direct title order increased to $3,523, primarily attributable to an increase in the average deal size in our commercial business and a shift in the mix to higher premium commercial transactions from lower premium refinance transactions. Agent premiums, which are recorded on approximately a one-quarter lag relative to direct premiums, were up 4 percent in the current quarter as compared with last year.

Information and other revenues were $305 million during the quarter, up $6 million, or 2 percent compared with the same quarter of last year. Excluding the impact of recent acquisitions, information and other revenues declined by $41 million, or 14 percent. This decline was the result of lower transaction levels across several business units driven by the decline in residential mortgage originations.

Investment income was $70 million in the second quarter, up $23 million from the same quarter last year. The increase was primarily due to higher interest income from the company’s investment portfolio, escrow balances and tax-deferred property exchange balances as a result of rising interest rates and higher average invested balances. Net investment losses totaled $52 million in the current quarter, compared with net investment gains of $26 million in the second quarter of 2021. Net investment losses and gains in each period, respectively, were primarily attributable to the change in the fair value of marketable equity securities.

Personnel costs were $613 million in the second quarter, an increase of $57 million, or 10 percent, compared with the same quarter of 2021, primarily due to the impact of recent acquisitions. Excluding the impact of recent acquisitions, personnel costs declined by $3 million due to lower incentive compensation, employee benefit and overtime costs. These lower costs were largely offset by higher salary expense and $10 million in severance expense incurred as part of a reduction-in-force this quarter.

Other operating expenses were $316 million in the second quarter, up $16 million, or 5 percent, compared with the second quarter of 2021. The increase was primarily due to the impact of recent acquisitions, which added $27 million to expenses.

The provision for policy losses and other claims was $69 million in the second quarter, or 4.0 percent of title premiums and escrow fees, in line with the 4.0 percent loss provision rate in the prior year. The current quarter rate reflects an ultimate loss rate of 4.0 percent for the current policy year with no change in the loss reserve estimates for prior policy years.

Depreciation and amortization expense was $41 million in the second quarter, up $1 million, or 3 percent, compared with the same period last year, due to higher amortization of software and other intangibles related to recent acquisitions.

Pretax income for the Title Insurance and Services segment was $240 million in the second quarter, compared with $358 million in the second quarter of 2021. Pretax margin was 11.7 percent in the current quarter, compared with 17.3 percent last year. Excluding the impact of net investment losses and gains, the pretax margin was 13.9 percent this year, compared with 16.3 percent last year.

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First American Financial Reports Second Quarter 2022 Results

Specialty Insurance

($ in millions)

	Three Months Ended
	June 30,
	2022	2021
Total revenues	$104	$152

Income before taxes	$4	$20
Pretax margin	3.8%	13.2%

Total revenues for the Specialty Insurance segment were $104 million in the second quarter of 2022, a decline of 32 percent compared with the second quarter of 2021. Pretax income for the segment was $4 million, compared with $20 million last year which included a $12 million gain from the sale of agency operations. In addition, the current quarter net investment losses were $4 million, compared with $4 million in net investment gains last year.

Home warranty total revenues were $102 million this quarter, down 5 percent compared with last year. Excluding net investment losses and gains, total revenues were up 2 percent. The loss rate was 52.4 percent, compared with 55.5 percent last year, driven by lower claim frequency partly offset by higher severity as pressure on average claim cost continued. Home warranty’s pretax income was $9 million, compared with $13 million last year. Excluding the impact of net investment losses and gains, pretax income was $13 million this year, compared with $10 million last year.

The wind-down of the property and casualty business remains on track for completion in the third quarter of 2022. At the close of the second quarter, the company had no active homeowner policies and only approximately 800 renters policies remained in force. The property and casualty business ended the quarter with a pretax loss of $5 million.

Teleconference/Webcast

First American’s second-quarter 2022 results will be discussed in more detail on Thursday, July 28, 2022, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through August 11, 2022, by dialing 201-612-7415 and using the conference ID 13731471. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a premier provider of title, settlement and risk solutions for real estate transactions. With its combination of financial strength and stability built over more than 130 years, innovative proprietary technologies, and unmatched data assets, the company is leading the digital transformation of its industry. First American also provides data products to the title industry and other third parties; valuation products and services; mortgage subservicing; home warranty

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First American Financial Reports Second Quarter 2022 Results

products; banking, trust and wealth management services; and other related products and services. With total revenue of $9.2 billion in 2021, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2022, First American was named one of the 100 Best Companies to Work For by Great Place to Work® and Fortune Magazine for the seventh consecutive year. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in conditions of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; regulatory oversight and changes in applicable laws and government regulations, including privacy and data protection laws; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; regulation of title insurance rates; limitations on access to public records and other data; climate change, health crises, severe weather conditions and other catastrophe events; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio or venture investment portfolio; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk management framework or use of models; systems damage, failures, interruptions, cyberattacks and intrusions, or unauthorized data disclosures; innovation efforts of the company and other industry participants and any related market disruption; errors and fraud involving the transfer of funds; failures to recruit and retain qualified personnel; the company’s use of a global workforce; inability of the company’s subsidiaries to pay dividends or repay funds; inability to realize anticipated synergies or produce returns that justify investment in acquired businesses; and other factors described in the company’s annual report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made.  The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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First American Financial Reports Second Quarter 2022 Results

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including an adjusted debt to capitalization ratio, personnel and other operating expense ratios, success ratios, net operating revenues; and adjusted revenues, adjusted pretax income, adjusted earnings per share, and adjusted pretax margins for the company, its title insurance and services segment and its specialty insurance segment. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the financial leverage, operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

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First American Financial Reports Second Quarter 2022 Results

First American Financial Corporation
Summary of Consolidated Financial Results and Selected Information
(in millions, except per share amounts and title orders, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Total revenues	$2,062	$2,266	$4,096	$4,292

Income before income taxes	$141	$399	$271	$705
Income tax expense	31	95	63	167
Net income	110	304	208	538
Less: Net income attributable to noncontrolling interests	1	2	1	2
Net income attributable to the Company	$109	$302	$207	$536

Net income per share attributable to stockholders:
Basic	$1.01	$2.73	$1.89	$4.83
Diluted	$1.01	$2.72	$1.89	$4.81

Cash dividends declared per share	$0.51	$0.46	$1.02	$0.92

Weighted average common shares outstanding:
Basic	107.9	110.9	109.1	111.0
Diluted	108.1	111.2	109.4	111.3

Selected Title Insurance Segment Information
Title orders opened(1)	257,200	329,500	536,200	692,700
Title orders closed(1)	205,000	271,100	410,100	558,700
Paid title claims	$59	$33	$98	$73

(1) U.S. direct title insurance orders only.

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First American Financial Reports Second Quarter 2022 Results

First American Financial Corporation
Selected Consolidated Balance Sheet Information
(in millions, unaudited)

	June 30,	December 31,
	2022	2021
Cash and cash equivalents	$1,745	$1,228
Investments	9,486	10,596
Goodwill and other intangible assets, net	2,023	1,806
Total assets	16,262	16,451
Reserve for claim losses	1,308	1,284
Notes and contracts payable	1,646	1,648
Total stockholders’ equity	$4,916	$5,767

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First American Financial Reports Second Quarter 2022 Results

Segment Information
(in millions, unaudited)

Three Months Ended		Title	Specialty	Corporate
June 30, 2022	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$897	$793	$104	$—
Agent premiums	937	937	—	—
Information and other	308	305	3	—
Net investment income	53	70	1	(18)
Net investment losses	(133)	(52)	(4)	(77)
	2,062	2,053	104	(95)
Expenses
Personnel costs	618	613	20	(15)
Premiums retained by agents	748	748	—	—
Other operating expenses	344	316	20	8
Provision for policy losses and other claims	127	69	58	—
Depreciation and amortization	42	41	1	—
Premium taxes	23	22	1	—
Interest	19	4	—	15
	1,921	1,813	100	8
Income (loss) before income taxes	$141	$240	$4	$(103)

Three Months Ended		Title	Specialty	Corporate
June 30, 2021	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$917	$787	$130	$—
Agent premiums	905	905	—	—
Information and other	302	299	4	(1)
Net investment income	56	47	2	7
Net investment gains	86	26	16	44
	2,266	2,064	152	50
Expenses
Personnel costs	588	556	23	9
Premiums retained by agents	719	719	—	—
Other operating expenses	331	300	23	8
Provision for policy losses and other claims	150	67	83	—
Depreciation and amortization	41	40	1	—
Premium taxes	22	20	2	—
Interest	16	4	—	12
	1,867	1,706	132	29
Income before income taxes	$399	$358	$20	$21

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First American Financial Reports Second Quarter 2022 Results

First American Financial Corporation
Segment Information
(in millions, unaudited)

Six Months Ended		Title	Specialty	Corporate
June 30, 2022	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,671	$1,459	$212	$—
Agent premiums	1,885	1,885	—	—
Information and other	617	607	10	—
Net investment income	99	122	3	(26)
Net investment losses	(176)	(22)	(6)	(148)
	4,096	4,051	219	(174)
Expenses
Personnel costs	1,220	1,196	42	(18)
Premiums retained by agents	1,506	1,506	—	—
Other operating expenses	681	620	42	19
Provision for policy losses and other claims	249	134	115	—
Depreciation and amortization	83	81	2	—
Premium taxes	47	45	2	—
Interest	39	8	—	31
	3,825	3,590	203	32
Income (loss) before income taxes	$271	$461	$16	$(206)

Six Months Ended		Title	Specialty	Corporate
June 30, 2021	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,703	$1,445	$258	$—
Agent premiums	1,750	1,750	—	—
Information and other	581	575	7	(1)
Net investment income	105	90	4	11
Net investment gains	153	48	19	86
	4,292	3,908	288	96
Expenses
Personnel costs	1,123	1,060	47	16
Premiums retained by agents	1,390	1,390	—	—
Other operating expenses	627	565	45	17
Provision for policy losses and other claims	290	127	163	—
Depreciation and amortization	79	76	3	—
Premium taxes	45	41	4	—
Interest	33	11	—	22
	3,587	3,270	262	55
Income before income taxes	$705	$638	$26	$41

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First American Financial Reports Second Quarter 2022 Results

First American Financial Corporation
Reconciliation of Pretax Margins and Earnings per Diluted Share
Excluding Net Investment Gains and Losses ("NIG(L)")
(in millions, except margin and per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Consolidated
Total revenues	$2,062	$2,266	$4,096	$4,292
Less: NIG(L)	(133)	86	(176)	153
Total revenues excluding NIG(L)	$2,195	$2,180	$4,272	$4,139

Pretax income	$141	$399	$271	$705
Less: NIG(L)	(133)	86	(176)	153
Pretax income excluding NIG(L)	$274	$313	$447	$552

Pretax margin	6.8%	17.6%	6.6%	16.4%
Less: Pretax margin impact of NIG(L)	(5.7)%	3.2%	(3.9)%	3.1%
Pretax margin excluding NIG(L)	12.5%	14.4%	10.5%	13.3%

Earnings per diluted share (EPS)	$1.01	$2.72	$1.89	$4.81
Less: EPS impact of NIG(L)	(0.96)	0.59	(1.23)	1.05
EPS excluding NIG(L)	$1.97	$2.13	$3.12	$3.76

Title Insurance and Services Segment
Total revenues	$2,053	$2,064	$4,051	$3,908
Less: NIG(L)	(52)	26	(22)	48
Total revenues excluding NIG(L)	$2,105	$2,038	$4,073	$3,860

Pretax income	$240	$358	$461	$638
Less: NIG(L)	(52)	26	(22)	48
Pretax income excluding NIG(L)	$292	$332	$483	$590

Pretax margin	11.7%	17.3%	11.4%	16.3%
Less: Pretax margin impact of NIG(L)	(2.2)%	1.0%	(0.5)%	1.0%
Pretax margin excluding NIG(L)	13.9%	16.3%	11.9%	15.3%

Specialty Insurance Segment
Total revenues	$104	$152	$219	$288
Less: NIG(L)	(4)	16	(6)	19
Total revenues excluding NIG(L)	$108	$136	$225	$269

Pretax income	$4	$20	$16	$26
Less: NIG(L)	(4)	16	(6)	19
Pretax income excluding NIG(L)	$8	$4	$22	$7

Pretax margin	3.8%	13.2%	7.3%	9.0%
Less: Pretax margin impact of NIG(L)	(3.6)%	10.3%	(2.5)%	6.4%
Pretax margin excluding NIG(L)	7.4%	2.9%	9.8%	2.6%

Totals may not sum due to rounding.

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First American Financial Reports Second Quarter 2022 Results

First American Financial Corporation
Expense and Success Ratio Reconciliation
Title Insurance and Services Segment
($ in millions, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Total revenues	$2,053	$2,064	$4,051	$3,908
Less: Net investment (losses) gains	(52)	26	(22)	48
Net investment income	70	47	122	90
Premiums retained by agents	748	719	1,506	1,390
Net operating revenues	$1,287	$1,272	$2,445	$2,380

Personnel and other operating expenses	$929	$856	$1,816	$1,625
Ratio (% net operating revenues)	72.2%	67.3%	74.3%	68.3%
Ratio (% total revenues)	45.3%	41.5%	44.8%	41.6%

Change in net operating revenues	$15		$65
Change in personnel and other operating expenses	73		191
Success Ratio(1)	487%		294%

(1) Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports Second Quarter 2022 Results

First American Financial Corporation
Supplemental Direct Title Insurance Order Information(1)
(unaudited)

	Q222	Q122	Q421	Q321	Q221
Open Orders per Day
Purchase	2,094	2,098	1,849	2,191	2,381
Refinance	663	1,061	1,342	1,771	1,752
Refinance as % of residential orders	24%	34%	42%	45%	42%
Commercial	557	572	539	540	579
Default and other	705	769	520	479	436
Total open orders per day	4,019	4,500	4,250	4,981	5,148

Closed Orders per Day
Purchase	1,667	1,391	1,687	1,782	1,873
Refinance	648	938	1,299	1,435	1,628
Refinance as % of residential orders	28%	40%	44%	45%	47%
Commercial	343	295	379	316	315
Default and other	546	684	495	416	420
Total closed orders per day	3,203	3,308	3,860	3,948	4,236

Average Revenue per Order (ARPO)(2)
Purchase	$3,441	$3,252	$3,031	$3,044	$3,001
Refinance	1,321	1,333	1,254	1,246	1,260
Commercial	13,195	13,243	16,070	12,993	11,078
Default and other	309	207	120	179	161

Total ARPO	$3,523	$2,969	$3,339	$2,884	$2,651

Business Days	64	62	62	64	64

(1) U.S. operations only.
(2) Average revenue per order (ARPO) defined as direct premiums and escrow fees divided by closed title orders.

Totals may not sum due to rounding.

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